Exhibit 3.35

Certificate of Formation Limited Liability Company Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300 Filed in the Office of the Secretary of State of Texas Filing #: 801493724 10/13/2011 Document #: 392637370002 Image Generated Electronically for Web Filing Article 1 - Entity Name and Type The filing entity being formed is a limited liability company. The name or the entity is: Western Refining TRS II. LLC Article 2 - Registered Agent and Registered Office A. The initial registered agent is an organization (cannot be company named above) by the name of: CT Corporation System OR B. The initial registered agent is an individual resident of the state whose name is set forth below: C. The business address of the registered agent and the registered office address is: Street Address: 350 N. St. Paul Street, Suite 2900 Dallas TX 75201 Consent of Registered Agent A. A copy of the consent of registered agent is attached. OR B. The consent of the registered agent is maintained by the entity. Article 3 - Governing Authority A. The limited liability company is to be managed by managers. OR B. The limited liability company will not have managers. Management of the company is reserved to the members. The names and addresses of the governing persons are set forth below: Manager 1 Matthew L Yoder Title: Manager Address 123 W. Mills Ave., Suite 200 El Paso TX, USA 79901 Manager 2: Robert C Sprouse Title: Manager Address: 1250 W. Washington, Suite 101 Tempe AZ, USA 85281 Manager 3: Melissa M Buhrig Title: Manager Address 123 W. Mills Ave., Suite 200 El Paso TX, USA 79901 Article 4 - Purpose The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code. Supplemental Provisions/Information

[The attached addendum, if any, is incorporated herein by reference ] Organizer The name and address of the organizer are set forth below. Melissa M. Buhrig 123 W. Mills Ave.. Suite 200. El Paso. TX 79901 OR B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is: Execution The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument. Melissa M. Buhrig Signature of Organizer FILING OFFICE COPY FILING OFFICE COPU